Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to Form S-4 Registration Statement on Form S-3 and related Prospectus of VeriFone Systems, Inc. for the registration of 475,412 shares of its common stock and to the incorporation by reference therein of our reports dated December 21, 2010, with respect to the consolidated financial statements of VeriFone Systems, Inc., and the effectiveness of internal control over financial reporting of VeriFone Systems, Inc., included in its Annual Report (Form 10-K) for the year ended October 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
August 11, 2011